UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 29, 2006

MAXIMUS, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-12997	54-1000588
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11419 Sunset Hills Road,
Reston, Virginia		20190-5207
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (703) 251-8500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events.

MAXIMUS, Inc. (the “Company”) previously reported that it had initiated an arbitration process to resolve certain disputes under its subcontract with Accenture LLP in Texas.  The following paragraphs provide additional information with respect to this matter.

On December 21, 2006, counsel to the Company delivered to Accenture a letter invoking dispute resolution procedures and notifying Accenture of the Company’s intent to demand arbitration to resolve disputes relating to the Company’s role as a subcontractor in support of Accenture’s prime contract with the Texas Health and Human Services Commission (“HHSC”) for the Integrated Eligibility and Enrollment Services program (the “Program”).  The Company’s claims include (i) Accenture’s attempt to misappropriate the Company’s intellectual property, (ii) Accenture’s failure to deliver required technology under the subcontract, (iii) Accenture’s unilateral negotiation of issues with HHSC having a direct effect on the Company, (iv) Accenture’s unfounded assertions that the Company had breached its obligations with respect to the Children’s Health Insurance Program (“CHIP”) operations under the subcontract, and (v) Accenture’s imposition of excessive and unsubstantiated cover costs on the Company arising out of the amendment to the subcontract entered into in June 2006.

On December 22, 2006, counsel to Accenture sent a letter to the Company outlining Accenture’s positions on disputes relating to the Company’s performance of the CHIP operations under the Program.  The Accenture letter alleges that the Company is in breach of contract obligations relating to CHIP and indicates that Accenture will seek arbitration if the parties are unable to resolve the outstanding issues.  The Company denies that it has breached the subcontract.  Accenture alleges that the Company owes damages relating to the CHIP operations of at least $45 million plus $30 million in indemnification for amounts that Accenture recently agreed to pay to HHSC.  Accenture did not provide details supporting either dollar figure.  Accenture’s letter outlines a series of actions that it believes should be part of the transition of CHIP operations from the Company to Accenture.

On December 27, 2006, counsel to the Company sent Accenture a response letter disputing Accenture’s allegations regarding the CHIP operations, reiterating the issues for which the Company is seeking resolution in arbitration and demanding a coordinated resolution of those issues.  Specifically, the Company is demanding a global settlement on (i) Accenture’s failure to provide technology essential for the cost-effective operation of integrated enrollment development and processing, (ii) an agreed transition of CHIP operations from the Company to Accenture and (iii) the retention by the Company of the enrollment broker services on a basis that is cost efficient for both the Company and HHSC.  In its letter, the Company characterizes Accenture’s $75 million damage claims relating to CHIP as unsubstantiated and unjustified.  The Company also states that it would seek to recover damages against Accenture in excess of $100 million in the arbitration.  The Company’s letter proposes good faith settlement negotiations over a period of 15 days commencing on December 21, 2006.

On December 28, 2006, senior representatives of the Company and Accenture met to exchange views on the items in dispute but did not resolve the issues.  Settlement discussions continue.  The Company will continue to aggressively pursue its rights and remedies against Accenture to resolve the current dispute.  The Company cannot predict the outcome of any settlement negotiations or the arbitration proceedings or the impact they may have on the Company’s operating results or financial condition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXIMUS, Inc.

Date:	January 3, 2007	By:	/s/ David R. Francis
David R. Francis
General Counsel and Secretary